Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
BITGO
CUSTODIAL SERVICES AGREEMENT

This BitGo Custodial Services Agreement (this “Agreement”) is made as of the Effective Date by and between: each fund specified on Schedule B (each a “Client” and collectively the “Clients”), each a Series of LISTED FUNDS TRUST, and Custodian, as defined below. Each Client severally and not jointly enters into this Agreement with Custodian. This Agreement shall constitute separate agreements, each between a single Client and Custodian, as if such Client had executed a separate Agreement naming only itself as the Client, and no Client shall have any liability for the obligations of any other Client.

This Agreement governs Client’s use of the Services (as defined below) provided or made available by Custodian to Client.

Definitions. Capitalized terms not defined elsewhere in this Agreement shall have the meaning set forth below:

a)    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. “Control” means the direct or indirect ownership of more than 50% of the voting securities or voting interests of a Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity interests, or by contract. A Person will be deemed an Affiliate only for so long as such control exists.

b)    “Agreement” means this BitGo Custodial Services Agreement, as it may be amended from time to time, and includes all schedules and exhibits to this BitGo Custodial Services Agreement, as they may be amended from time to time.

c)    “Applicable Law” means any applicable statute, rule, regulation, regulatory guideline, order, law, ordinance, or code; the common law and laws of equity; any binding court order, judgment, or decree; any applicable industry code, rule, guideline, policy, or standard enforceable by law (including as a result of participation in a self-regulatory organization); and any official interpretations of any of the foregoing.

d)    “Assets” means, as applicable, Digital Assets and/or Fiat Currency.

e)    “Authorized Persons” means any person authorized by Client to act on behalf of Client (e.g., viewer, admin, enterprise owner, viewer with additional video rights, etc.).

f)    “Bank” means either (a) a U.S. banking institution insured by the Federal Deposit Insurance Corporation (FDIC) or (b) an organization that is organized under the laws of a foreign country, or a territory of the United States that is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or the country in which its principal banking operations are located.

g)    “Client Security Codes” means IDs, credentials, passwords, login information, hints, personal identification numbers, non-custodial wallet keys (other than Client Keys), yubikeys, 2-factor authentication devices or backups, or any other codes that Client uses to access the Services.

h)    “Company Site” means https://www.bitgo.com/.

i)    “Custodian” means BitGo Bank & Trust, National Association, a national banking association chartered under the laws of the United States and authorized by the Office of the Comptroller of the Currency to exercise fiduciary and custodial powers, acting as custodian of Client’s Assets on Client’s behalf. Docusign Envelope ID: 66B987DD-6EF4-4980-8C3D-46D2D82247CF

j)    “Digital Assets” means any digital unit of value, token, coin, cryptocurrency, virtual currency, non-fungible token (NFT), or other cryptographic asset that is issued, recorded, represented, or transferred using distributed ledger or blockchain technology, whether centralized, decentralized, permissioned, or permissionless. Digital Assets include (a) native protocol tokens, (b) tokens issued on existing networks or sidechains, (c) digital assets designed to maintain a stable value relative to fiat currency through reserve backing, (d) governance or utility tokens, (e) wrapped or derivative tokens, and (f) any rights to acquire or receive the foregoing. For clarity, Digital Assets do not include traditional book-entry securities or deposit account balances that are not recorded or transferred using distributed ledger technology, except to the extent such instruments are tokenized and recorded as described above.

k)    “Effective Date” means the last signature below unless otherwise specified in this Agreement.

l)    “Fee Schedule” means the description of fees set forth in Schedule A to this Agreement.

m)    “Fiat Currency” means certain supported fiat currencies, such as U.S. Dollars.

n)    “Instructions” means instructions given by Client or Client’s Authorized Persons.

o)    “Losses” means, collectively, liabilities, damages, losses, costs, and expenses, including reasonable attorneys’ fees and costs.

p)    “Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture, governmental authority or agency, or any other legal or commercial entity or body.

q)    “Representatives” means, collectively, officers, directors, employees, and agents of a Person.

r)    “Series” means the series of Client listed on Schedule B to this Agreement.

s)    “Services” means, collectively, all the services that Client receives from Custodian and its Affiliates, including, Custodial Services (as defined in Section 1.1), Wallet Services (as defined in Section 1.5, and Settlement Services (as defined in Section 1.4), as applicable.

t)    “UI” means the web user interface available to Client through the Company Site that allows Client to access certain Services.

1.    SERVICES.

1.1.    Authorization. Client authorizes, approves, and directs Custodian to establish and maintain one or more custody accounts on its books (each a “Custodial Account”), pursuant to the terms of this Agreement, for the receipt, safekeeping, and maintenance of Client’s Assets (“Custodial Services”).

Custodian will establish and maintain a separate account for each Series in which Custodian will hold Assets relating to the relevant Series as provided herein.

1.2.    Custody Transactions. The Custodial Services allow Client to deposit Assets to Client’s Custodial Account and to withdraw Assets from Client’s Custodial Account to an external location, in each case, pursuant to Instructions provided through the UI (each of such transactions is a “Custody Transaction”) and consistent with the provisions set forth in Section 2. Custodian reserves the right to refuse to process or to cancel any pending Custody Transaction: (a) as required by Applicable Law; (b) to enforce transaction, threshold, and condition limits; or (c) if Custodian reasonably believes that the Custody Transaction may violate or facilitate the violation of any Applicable Law. Custodian cannot reverse a Custody Transaction which has been broadcast to a Digital Asset network. To the extent permitted by Applicable Law, Custodian shall promptly notify the Client of the reasons for any such withholding, delay, or refusal.

1.3.    Third-Party Payments. The Services are not intended to facilitate third-party payments of any kind. As such, Custodian has no control over, or liability for, the delivery, quality, safety, legality, or any other aspect of any goods or services that Client may purchase from a third party (including other users of
Services) using Assets in Client’s Custodial Account.

1.4.    Clearing and Settlement Services. Custodian may offer clearing and settlement services (the “Settlement Services”) that facilitate the settlement of transactions of supported Assets (listed at https://assets.bitgo.com/coins) between Client and Client’s trade counterparty that also has a Custodial Account with Custodian (“Settlement Partner”) pursuant to the operational terms set forth in Section 2.10.

1.5.    Wallet Software and Non-Custodial Wallet Service.

(a)    Custodian also provides Client with the option to create non-custodial wallets that support certain Digital Assets (“Wallet Services”). Wallet Services are provided by BitGo, Inc., an Affiliate of Custodian. Wallet Services provide access to wallets where BitGo, Inc. holds a minority of the keys, and Client is responsible for holding a majority of the keys (“Client Keys”).

(b)    The Wallet Services do not send or receive Digital Assets or Fiat Currency. The Wallet Services enable Client to interface with virtual currency networks to view and transmit information about a public cryptographic key commonly referred to as a blockchain address. As further set forth in Section 3.4, Client assumes all responsibility and liability for securing the Client Keys. Further, Client assumes all responsibility and liability for creation, storage, and maintenance of any backup keys associated with accounts created using the Wallet Services.

(c)    Client’s use of the Wallet Services and BitGo, Inc.’s application programming interfaces (“APIs”) and software development kits (“SDK”) are subject to the terms available at https://www.bitgo.com/legal/services-agreement/ and https://www.bitgo.com/legal/bitgo-terms-of-use/ as may be amended from time to time in Custodian’s sole discretion upon at least thirty days’ advance written notice (the “Online Terms”). In the event of a conflict between the Online Terms and the terms of this Agreement, the terms of this Agreement shall control.

1.6.    API Access and Developer Application.

(a)    Services, APIs, and SDKs can be accessed through the Company Site. Client may elect to use the APIs either directly or indirectly within an independently developed application controlled by Client (“Developer Application”) pursuant to the terms set forth in this Section 1.6.

(b)    Services provided through the APIs, either alone or with a Developer Application are subject to usage limits and the terms and conditions set forth on the Online Terms. In the event of a conflict between the Online Terms and the terms of this Agreement, the terms of this Agreement shall control. If Client exceeds a usage limit as set forth at https://developers.bitgo.com/reference/overview#rate-limits (a “Usage Limit”), Custodian may provide assistance to seek to reduce Client’s usage so that it conforms to the applicable Usage Limit. If Client is unable or unwilling to abide by the Usage Limits, Client will order additional quantities of the applicable Services promptly upon request or pay Custodian’s invoices for excess usage.

(c)    Subject to Custodian’s acceptance of Client as a developer, and subject to Client’s performance of its obligations under this Agreement and any other executed agreements with Custodian’s Affiliates, Custodian, on behalf of itself and its Affiliates, grants Client a non-assignable, non-transferrable, revocable, personal, and non-exclusive license under applicable intellectual property rights to use and reproduce the SDK for use with the Developer Application. Client agrees that all end customers of any Developer Application will be subject to the same use restrictions that bind Client under this Agreement including the restrictions set forth in Section 3.4. Client is solely responsible and has sole liability for end customers that access or use the Services via the Developer Application and all acts or omissions taken by such end customers will be deemed to have been taken (or not taken) by Client. Client is responsible for the accuracy, quality, and legality of the Developer Application’s content and user data. Client will comply with, and ensure that Client’s Developer Application and its end customers comply with, all Applicable Law.

1.7.    Fees. Fees and payment terms associated with the Services are set forth in the Fee Schedule. Notwithstanding the foregoing, Custodian reserves the right to modify any fees at any time upon sixty (60) day’s prior notice to Client. During this sixty (60)-day period, Client may terminate this Agreement and cease to use the Services without incurring any additional charge.

1.8.    Taxes. Client is solely responsible for any taxes applicable to any Custody Transactions, and for withholding, collecting, reporting, or remitting the correct amount of taxes to the appropriate tax authorities. Client’s Custody Transactions’ history is available by accessing Client’s Custodial Account through the UI or by contacting Custodian directly. If Custodian or an Affiliate of Custodian has a legal obligation to pay or collect taxes for which Client is responsible, Client will be invoiced for the relevant amount, including any penalties, fines, or interest thereon, and Client will pay that amount promptly upon the receipt of the applicable invoice(s) unless Client provides the Custodian or relevant Affiliate of Custodian with a valid tax exemption certificate authorized by the appropriate taxing authority.

1.9.    Acknowledgement of Risks.

(a)    General Risks; No Investment, Tax, or Legal Advice; No Brokerage. CLIENT ACKNOWLEDGES THAT CUSTODIAN DOES NOT PROVIDE INVESTMENT, TAX, OR LEGAL ADVICE, NOR DOES CUSTODIAN BROKER TRANSACTIONS ON CLIENT’S BEHALF. CLIENT ACKNOWLEDGES THAT CUSTODIAN HAS NOT PROVIDED AND WILL NOT PROVIDE ANY ADVICE, GUIDANCE, OR RECOMMENDATIONS TO CLIENT WITH REGARD TO THE

SUITABILITY OR VALUE OF ANY ASSETS, AND THAT CUSTODIAN HAS NO LIABILITY REGARDING ANY SELECTION OF A DIGITAL ASSET OR OTHERWISE THAT IS HELD BY CLIENT THROUGH THE CUSTODIAL SERVICES OR OTHER SERVICES. ALL CUSTODY TRANSACTIONS ARE EXECUTED BASED ON INSTRUCTIONS, AND CLIENT IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER ANY INVESTMENT, INVESTMENT STRATEGY, OR RELATED TRANSACTION INVOLVING CLIENT’S ASSETS IS APPROPRIATE FOR CLIENT BASED ON CLIENT’S INVESTMENT OBJECTIVES, FINANCIAL CIRCUMSTANCES, AND RISK TOLERANCE. CLIENT SHOULD SEEK LEGAL AND PROFESSIONAL TAX ADVICE REGARDING ANY TRANSACTION.

(b)    Material Risk in Investing in Digital Currencies. CLIENT ACKNOWLEDGES THAT: (i) DIGITAL ASSETS ARE NOT LEGAL TENDER, ARE NOT BACKED BY THE U.S. GOVERNMENT, AND ACCOUNTS AND VALUE BALANCES ARE NOT SUBJECT TO FEDERAL DEPOSIT INSURANCE CORPORATION OR SECURITIES INVESTOR PROTECTIONS; (ii) LEGISLATIVE AND REGULATORY CHANGES OR ACTIONS AT THE STATE, FEDERAL, OR INTERNATIONAL LEVEL MAY ADVERSELY AFFECT THE USE, TRANSFER, EXCHANGE, AND VALUE OF DIGITAL ASSETS; (iii) TRANSACTIONS INVOLVING DIGITAL ASSETS MAY BE IRREVERSIBLE, AND, ACCORDINGLY, LOSSES DUE TO FRAUDULENT OR ACCIDENTAL TRANSACTIONS MAY NOT BE RECOVERABLE; (iv) SOME DIGITAL ASSETS TRANSACTIONS SHALL BE DEEMED TO BE MADE WHEN RECORDED ON A PUBLIC LEDGER, WHICH IS NOT NECESSARILY THE DATE OR TIME THAT CLIENT INITIATES THE TRANSACTION; (v) THE VALUE OF DIGITAL ASSETS MAY BE DERIVED FROM THE CONTINUED WILLINGNESS OF MARKET PARTICIPANTS TO EXCHANGE FIAT CURRENCY FOR DIGITAL ASSETS, WHICH MAY RESULT IN THE POTENTIAL FOR PERMANENT AND TOTAL LOSS OF VALUE OF A PARTICULAR DIGITAL ASSET SHOULD THE MARKET FOR THAT DIGITAL ASSET DISAPPEAR; (vi) THERE IS NO ASSURANCE THAT A PERSON WHO ACCEPTS DIGITAL ASSETS AS PAYMENT TODAY WILL CONTINUE TO DO SO IN THE FUTURE; (vii) THE VOLATILITY AND UNPREDICTABILITY OF THE PRICE OF DIGITAL ASSETS RELATIVE TO FIAT CURRENCY MAY RESULT IN SIGNIFICANT LOSS OVER A SHORT PERIOD OF TIME; (viii) THE NATURE OF DIGITAL ASSETS MAY LEAD TO AN INCREASED RISK OF FRAUD OR CYBER ATTACK; (ix) THE NATURE OF DIGITAL ASSETS MEANS THAT ANY TECHNOLOGICAL DIFFICULTIES EXPERIENCED BY CUSTODIAN MAY PREVENT THE ACCESS OR USE OF A CLIENT’S OR CLIENT’S CUSTOMERS’ DIGITAL ASSETS; AND (x) ANY CUSTODIAL ACCOUNT MAINTAINED BY CUSTODIAN FOR THE BENEFIT OF CLIENT (E.G., A BOND OR TRUST ACCOUNT) MAY NOT BE SUFFICIENT TO COVER ALL LOSSES INCURRED BY CLIENT OR CLIENT’S CUSTOMERS.

(c)    Additional Client Acknowledgment. CLIENT ACKNOWLEDGES THAT USING DIGITAL ASSETS AND ANY RELATED NETWORKS AND PROTOCOLS INVOLVES SERIOUS RISKS. CLIENT AGREES THAT IT HAS READ AND ACCEPTS THE RISKS LISTED IN THIS SECTION 1.9, WHICH IS NON-EXHAUSTIVE AND WHICH MAY NOT CAPTURE ALL RISKS ASSOCIATED WITH CLIENT’S ACTIVITY. IT IS CLIENT’S DUTY TO LEARN ABOUT ALL THE RISKS INVOLVED WITH DIGITAL ASSETS AND ANY RELATED PROTOCOLS AND NETWORKS. CUSTODIAN MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE VALUE OF DIGITAL ASSETS OR THE SECURITY OR PERFORMANCE OF ANY RELATED NETWORK OR PROTOCOL.

2.    OPERATIONAL TERMS

2.1.    General. The Digital Assets stored in Client’s Custodial Account are segregated from both (a) the property of Custodian, and (b) the Assets of other customers of Custodian, except for Digital Assets specifically moved into shared accounts by Client. Fiat Currency stored on Client’s behalf is stored by Custodian in accordance with Section 2.4. The Custodial Account of each Series established under this Agreement shall be maintained separately from the Custodial Account of each other Series. Custodian will not, directly or indirectly, lend, pledge, hypothecate, or rehypothecate any Assets (or related cash and/or cash equivalents) held in custody for the Client, as applicable, without the prior written consent of the Client.

2.2     Registration; Authorized Persons.

(a)    To create a Custodial Account and use the Services, Client must provide Custodian with all information requested. Based on the information provided (or not provided), Custodian may, in its sole discretion, refuse to allow Client to establish a Custodial Account, limit the number of Custodial Accounts, or decide to subsequently terminate a Custodial Account.

(b)    Client will maintain an updated and current list of Authorized Persons at all times on the UI and will immediately notify Custodian of any changes to the list of Authorized Persons by updating the list on the UI. Client shall make available all necessary documentation and identification information, as reasonably requested by Custodian to confirm: (i) the identity of each Authorized Person; (ii) that each Authorized Person is eligible to be deemed an “Authorized Person” as defined in this Agreement; and (iii) the person requesting the changes in the list of Authorized Persons has valid authority to request changes on behalf of Client.

2.3     Instructions.

(a)    Custodian acts upon Instructions that are received and verified by Custodian in accordance with its procedures and this Agreement.

(b)    Instructions will be required for any action requested of Custodian. Instructions shall continue in full force and effect until canceled (if possible) or executed.

(c)    Custodian shall be entitled to rely upon any Instructions it receives in accordance with the terms of this Agreement.

(d)    Custodian may assume that any Instructions received hereunder, if applicable, are not in any way inconsistent with the provisions of organizational documents of Client or of any vote, resolution, or proper authorization, and that Client is authorized to take the actions specified in the Instructions.

(e)    Client shall verify all information submitted in Instructions to Custodian. Custodian shall have no duty to inquire into or investigate the validity, accuracy, or content of any Instructions.

(f)    If any Instructions are ambiguous, incomplete, or conflicting, Custodian may refuse to execute such Instructions until any ambiguity, incompleteness, or conflict has been resolved. Custodian may refuse to execute Instructions if, in its sole opinion, such Instructions are outside the scope of its duties under this Agreement or are contrary to any Applicable Law.

(g)    Client bears any Losses resulting from inaccurate Instructions (e.g., if Client provides the wrong destination address for executing a withdrawal transaction). Custodian does not guarantee the identity of any user, receiver, requestee, or other party to a Custody Transaction. Custodian shall have no liability whatsoever for failure to perform pursuant to such inaccurate Instructions except in the case of Custodian’s bad faith, gross negligence, fraud, or willful misconduct.

2.4     Fiat Currency.

(a)    As part of Custodial Services, Client may use Custodian to hold Fiat Currency in a Custodial Account for Client’s benefit. Custodian will custody Fiat Currency in one or more of the following “Customer Omnibus Accounts”, as determined by Custodian: (i) deposit accounts established by Custodian at a Bank; (ii) money market accounts or money market funds established by Custodian at a Bank; or (iii) such other accounts as may be agreed between Client and Custodian in writing from time to time.

(b)    Each Customer Omnibus Account shall be titled in the name of Custodian or in the name of Custodian for the benefit of its customers, in either case under the control of Custodian. Each Customer Omnibus Account shall be maintained separately and apart from Custodian’s business, operating, and reserve accounts. Each Customer Omnibus Account constitutes a banking relationship between Custodian and the relevant Bank and shall not constitute a custodial relationship between Client and Bank.

(c)    Custodian may hold some or any portion of Fiat Currency in accounts that may or may not receive interest or other earnings. Client agrees that the amount of any such interest or earnings attributable to such Fiat Currency in Customer Omnibus Accounts shall be retained by Custodian as additional consideration for its Services, and nothing in this Agreement entitles Client to any portion of such interest or earnings. In addition, Custodian may receive earnings or compensation for a Customer Omnibus Account in the form of services provided at a reduced rate or similar compensation. Any such compensation shall be retained by Custodian, Client is not entitled to any portion of such compensation, and no portion of any such compensation shall be paid to or for Client. Client’s rights in the Customer Omnibus Accounts are limited to the specific amount of Fiat Currency Custodian custodies on Client’s behalf, as may be limited under this Agreement and by Applicable Law.

(d)    Client agrees and understands that wire deposit settlement times and wire withdrawal transfer times are subject to factors outside of Custodian’s control, including processes and operations related to Client’s account at a depository institution and Custodian’s bank account.

2.5     Digital Asset Deposits and Withdrawals.

(a)    Prior to initiating a deposit of Digital Assets to Custodian, Client must confirm that the specific Digital Asset is found in the then-current list available at https://www.bitgo.com/resources/coins, as may be amended from time to time in Custodian’s sole discretion (the “Supported Digital Assets List”), subject to Client notice as provided under Section 2.7. By initiating a deposit of Digital Assets to a Custodial Account, Client attests that Client has confirmed that the Digital Asset being transferred is listed in the Supported Digital Assets List.

(b)    Client must initiate any withdrawal request through Client’s Custodial Account to a Client wallet address. Custodian will process withdrawal requests with video verification, if required based on the criteria (which may or may not be linked to a dollar value and may or may not be tied to a single transaction or aggregated in a series of transactions during a predetermined amount of time) set by Client on the UI. The time of such a request shall be considered the time of transmission of such notice from Client’s Custodial Account. Notwithstanding the foregoing, Custodian reserves the right to request video verification for any transaction or series of transactions for any reason in its sole discretion. The initiation of a twenty-four (24)-hour time period in Section 2.6 to process the withdrawal request shall be considered at the time at which Client completes any required video verification.

(c)    As further set forth in Section 3.4, Client must manage and keep secure any and all information or devices associated with deposit and withdrawal procedures, including Client Security Codes. Custodian reserves the right to charge for pass through network fees (e.g., miner fees) to process a Custody Transaction involving Digital Assets on Client’s behalf. Custodian will notify Client of the estimated network fee at or before the time Client authorizes such Custodial Transaction.

2.6     Digital Asset Access Time.

(a)    Custodian requires up to twelve (12) hours (excluding weekends and US federal holidays) between any request to withdraw Digital Assets from Client’s Custodial Account and submission of Client’s withdrawal to the applicable Digital Asset network.

(b)    Custodian reserves the right to take additional time beyond the twelve (12)-hour period if such time is required to verify security processes for large or suspicious transactions. Any such processes will be executed reasonably and in accordance with Custodian documented policies, which may change from time to time at the sole discretion of Custodian.

(c)    Custodian makes no representations or warranties with respect to the availability or accessibility of Digital Assets. Custodian will use reasonable efforts to process Client-initiated deposits and withdrawals in a timely manner, but makes no representations or warranties regarding the time required to complete any deposit or withdrawal, including where processing depends on security review or factors outside Custodian’s control.

2.7     Supported Digital Assets. The Services are provided exclusively for Digital Assets specified in the Supported Digital Assets List, as may be updated by Custodian in its sole discretion from time to time. Custodian will provide Client with one hundred and eighty (180) days’ prior written notice before ceasing to support a Digital Asset in Client’s Custodial Account, unless Custodian is required to cease such support sooner to comply with Applicable Law or in the event such support creates an urgent security or operational risk in Custodian’s reasonable discretion (in which event Custodian will provide as much notice as is practicable under the circumstances). Under no circumstances should Client attempt to use the Services to deposit or store any Digital Assets that are not listed in the Supported Digital Assets List. Depositing, or attempting to deposit, Digital Assets that are not listed in the Supported Digital Assets List will result in such Digital Asset being irretrievable by Client and Custodian. Custodian assumes no obligation or liability whatsoever regarding any attempt by Client to use the Services for Digital Assets that are not listed in the Supported Digital Assets List.

2.8     Operation of Digital Asset Protocols.

(a)    Client acknowledges that only certain blockchains are supported by Custodian. Any attempt by Client to use the Services to transact with unsupported blockchain and protocols may result in loss of Client’s Assets. Custodian shall have no responsibility or liability with respect to any such losses, damages, or claims arising from or related to such attempted transactions by Client.

(b)    Custodian does not own or control the underlying software protocols that govern the operation of Digital Assets on the Supported Digital Assets List. By using the Custodial Services, Client acknowledges and agrees that (i) Custodian is not responsible for operation of the underlying protocols and that Custodian makes no guarantee of their functionality, security, or availability; and (ii) the underlying protocols are subject to sudden changes in operating rules (a.k.a. “forks”); and (iii) that such forks may materially affect the value, function, or even the name of the Digital Assets that Client stores in Client’s Custodial Account. In the event of a fork, Client agrees that Custodian may temporarily suspend Custodian operations with respect to the affected Digital Assets (with or without advance notice to Client) and that Custodian may, in its sole discretion, decide whether or not to support (or cease supporting) either branch of the forked protocol entirely. Custodian assumes absolutely no liability whatsoever in respect of an unsupported branch of a forked protocol or its determination whether or not to support a forked protocol.

(c)    Client agrees that all “airdrops” (free distributions of certain Digital Assets) and forks will be handled by Custodian pursuant to its fork policy (the “Fork Policy”) (currently available at www.bitgo.com/resources/bitgo-fork-policy). Client acknowledges that Custodian is under no obligation to support any airdrops, side chains, forks, or other derivative, enhanced protocol, token, or coins which interact with a Digital Asset supported by Custodian (collectively, “Advanced Protocols”) or handle such Advanced Protocols in any manner, except as detailed above and in the Fork Policy. Custodian, at its sole discretion, may update the Fork Policy from time to time or the URL at which it is available, and Client agrees that Client is responsible for reviewing any such updates. Custodian is under no obligation to provide notification to Client of any modification to the Fork Policy. Client shall not use its Custodial Account to attempt to receive, request, send, store, or engage in any other type of transaction involving an Advanced Protocol. Custodian assumes absolutely no liability whatsoever in respect to Advanced Protocols.

2.9     Account Statements.

(a)    Custodian will provide Client with real-time access to Client’s account information through the UI and an electronic account statement every calendar month substantially in the form of Exhibit A. Each statement will be provided via the UI and notice of its posting will be sent via electronic mail. Custodian will provide reasonable cooperation to Client to ensure that account statements include information necessary for Client to comply with Applicable Law

(b)    Client will promptly review each such statement, and within ninety (90) days of when the Custodial account statement is posted online, will file any written objections or exceptions with Custodian. If Client does not file any objections or exceptions within the ninety (90)-day period, this shall indicate Client’s approval of the statement and will preclude Client from making future objections or exceptions regarding the information contained in the statement. Such approval by Client shall be full acquittal and discharge of Custodian regarding the transactions and information on such statement.

(c)    To value Digital Assets held in Client’s Custodial Account, the Custodian will electronically obtain USD equivalent prices from digital asset market data with amounts rounded up to the seventh decimal place to the right. Custodian does not guarantee the accuracy or timeliness of prices received and the prices are not to be relied upon for any decisions for Client’s Custodial Account.

2.10     Bookkeeping. Custodian shall keep timely and accurate records as to the deposit, disbursement, investment, and reinvestment of the Client's Digital Assets, which shall include a detailed listing, in writing, of the securities, deposits, or credits of the Client within the custody or use of the Custodian.

Custodian shall maintain accurate records and bookkeeping of the Custodial Services as required by Applicable Law and in accordance with Custodian’s internal document retention policies. Custodian shall cooperate with requests from the SEC to provide the Client’s records maintained by the Custodian, as required by Applicable Law, to include a legible, true, and complete copy of the record in the medium and format in which it is stored, a legible, true, and complete printout of the record, and means to access, view, and print the records; provided, however, that the parties acknowledge that, under currently Applicable Law, the Custodian, being subject to regulation and examination by a Federal financial institution regulatory agency, would not be subject to a SEC inspection or examination that would include access to onsite Custodian, or Custodian's Affiliate's facilities or any similar physical in-person access.

2.11 Settlement.

(a)    Client acknowledges that the Settlement Service is an API product complemented by an UI. Clients may utilize the Settlement Services by way of settlement of one-sided requests with counterparty affirmation or one -sided requests with instant settlement; and two-sided requests with reconciliation. Client understands that Assets available for use within the Settlement Services may not include all of Client’s Assets held under custody. For the avoidance of doubt, use of the UI is subject to the Online Terms.

(b)    The Settlement Services allow Client to submit, through the UI, a request to settle a purchase or sale of Assets with a Settlement Partner. Client authorizes Custodian to accept Client’s cryptographic signature submitted through the UI. When a cryptographic signature is received through the UI along with the settlement transaction details, Client is authorizing Custodian to act on the Instruction to settle such transaction.

i.    A one-sided request with counterparty affirmation requires Client to submit a request, including its own cryptographic signature on the trade details, via UI calls. Custodian will notify the Settlement Partner and lock funds of both parties while waiting for the Settlement Partner to affirm the request. Custodian will settle the trade immediately upon affirmation and the locked funds will be released.

ii.    A one-sided request with instant settlement requires one side of the trade to submit a request, including cryptographic signatures of both parties to the trade via UI calls. Custodian will settle the trade immediately.

iii.    A two-sided request with reconciliation requires that both Client and Settlement Partner submit requests via UI calls, with each party providing their own cryptographic signatures. Custodian will reconcile the trades and settle immediately upon successful reconciliation.

iv.    In any one-sided or two-sided request, the Settlement Partner must be identified and selected by Client prior to submitting a settlement request. Client may submit a balance inquiry through the UI to verify that Settlement Partner has a sufficient balance of Assets to be transacted before the parties execute a transaction. This balance inquiry function is to be used only for the purpose of executing a trade transaction to ensure the Settlement Partner has sufficient Assets to settle the transaction. Client expressly authorizes and consents to Custodian providing access to such information to Client’s Settlement Partner in order to facilitate the settlement.

v.    Client and Settlement Partner’s Custodial Accounts must have sufficient Assets prior to initiating any settlement request. The full amount of Assets required to fulfill a transaction are locked until such Instruction has been completed. All Instructions are binding on Client and Client’s Custodial Account. Custodian does not guarantee that any settlement will be completed by any Settlement Partner. Client may not be able to withdraw an Instruction in the form of an offer (or withdraw its Instruction to accept an offer) prior to completion of a settlement and Custodian shall not be liable for the completion of any Instruction after a cancellation request has been submitted.

vi.    Client shall ensure that only an appropriate Authorized Person of its Custodial Account has access to the Client Security Codes.

vii.    Client is solely responsible for any decision to enter into a settlement by way of the Settlement Services, including the evaluation of any and all risks related to any such transaction and has not relied on any statement or other representation of Custodian. Custodian is a facilitator and not a counterparty to any settlement; and, as a facilitator, Custodian bears no liability with respect to any transaction, unless it has acted with bad faith or gross negligence or engaged in fraud or willful misconduct, and Custodian does not assume any clearing risk.

viii.    Any notifications that Client may receive regarding the Settlement Services are Client’s responsibility to review in a timely manner.

(c)    Upon execution of the settlement, the UI provides Client a summary of the terms of the transaction, including: the type of Digital Asset purchased or sold; the delivery time; and the purchase or sale price. Settlement of a transaction is completed in an off-chain trading sub-account known as the “GoAccount” by way of offsetting journal transactions within Custodian’s off-chain settlement system. On-chain synchronization occurs at the time the withdrawal from Client’s trading account takes place (other than through a subsequent Settlement Services transaction).

(d)    Custodian reserves the right to refuse to settle any transaction, or any portion of any transaction, for any reason, at its sole discretion. Custodian bears no responsibility if an Instruction was placed or was active during any time the Settlement Services system is unavailable or encounters an error; or, if any such Instruction triggers certain regulatory controls.

(e)    Custodian may charge additional fees for the Settlement Services furnished to Client as may be agreed upon by the parties.

(f)    Clearing and settlement transactions are subject to Applicable Laws.

2.12     Dormant Custodial Accounts; Unclaimed Property. If any Custodial Account becomes inactive or dormant for the period of time specified under Applicable Law, Client acknowledges and agrees that Custodian may be required to report and remit any remaining Assets in such Custodial Account to the appropriate governmental authority in accordance with Applicable Law relating to unclaimed property or escheatment. Custodian will provide Client with any notice required by Applicable Law prior to such remittance. Client understands that Applicable Law may require, or permit, Custodian to convert or liquidate Digital Assets into Fiat Currency and remit the resulting proceeds to the applicable governmental authority. Custodian will determine the timing and manner of any such conversion or liquidation in its sole discretion, consistent with its legal obligations, and may charge any applicable fees, network cost, and other charges to the Custodial Account or the liquidation proceeds. To the maximum extent permitted by Applicable Law, Client agrees that Custodian has no responsibility or liability for any Losses, unrealized gains, opportunity costs, taxes, withholdings, fees, or other consequences arising from or related to: (a) the conversion or liquidation of Digital Assets, (b) the remittance or delivery of Assets or proceeds to a governmental authority, or (c) Custodian’s compliance with any Applicable Law relating to unclaimed property, escheatment, or similar obligations. After remittance, Client’s recourse, if any, is solely against the applicable governmental authority.

3.    USE OF SERVICES.

3.1    Company Site and Content. Custodian grants Client a limited, nonexclusive, non-transferable, revocable, royalty-free license, subject to the terms of this Agreement, to access and use the Company Site and related content, materials, and information (collectively, the “Content”) solely for using the Services in accordance with this Agreement. Any other use of the Company Site or Content is expressly prohibited and all other right, title, and interest in the Company Site or Content is exclusively the property of Custodian, its Affiliates and its licensors. Client shall not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit the Company Site or any of the Content, in whole or in part without Custodian’s or its Affiliates’ prior written consent. “www.bitgo.com,” “BitGo,” “BitGo Custody,” and all logos related to the Services or displayed on the Company Site are either trademarks or registered marks of Custodian, its Affiliates or its licensors. Client may not copy, imitate, or use them without Custodian’s prior written consent in each instance.

3.2    Website Accuracy. Although Custodian intends to provide accurate and timely information on the Company Site, the Company Site (including the Content, but excluding any portions thereof that are explicitly described in this Agreement, the “Unincorporated Content”) may not always be entirely accurate, complete, or current and may also include technical inaccuracies or typographical errors. In an effort to continue to provide Client with as complete and accurate information as possible, such Unincorporated Content may be changed or updated from time to time without notice, including information regarding Custodian policies, products and services. Accordingly, Client should verify any Unincorporated Content before relying on it, and all decisions based on information contained on the Company Site are Client’s sole responsibility. Links to third-party materials (including websites) may be provided as a convenience but are not controlled by Custodian. Custodian is not responsible for any aspect of the information, content, or services contained in any third-party materials or on any third-party sites accessible from or linked to the Company Site.

3.3    Prohibited Use. Custodian may monitor use of the Services and the resulting information may be used, reviewed, retained, and disclosed by Custodian in aggregated and non-identifiable forms for its legitimate business purposes or in accordance with Applicable Law. Client will not, directly or indirectly: (a) use the Services to upload, store or transmit any content that is infringing, libelous, unlawful, tortious, violate privacy rights, or that includes any viruses, software routines, or other code designed to permit unauthorized access, disable, erase, or otherwise harm software, hardware, or data; (b) engage in any activity that materially interferes with, disrupts, damages, or accesses in an unauthorized manner the Services, servers, networks, data, or other properties of Custodian or of its suppliers or licensors; (c) develop, distribute, or make available a Developer Application in any way in furtherance of criminal, fraudulent, or other unlawful activity; (d) use the Services, for the benefit of anyone other than Client or end customer of any Developer Application; (e) sell, resell, license, sublicense, distribute, rent, or lease any Services, or include any Services in a services bureau or outsourcing offering; (f) circumvents a Usage Limit; (g) obscure, remove, or destroy any copyright notices, proprietary markings or confidential legends provided with the Services; (h) use the Services to build a competitive product or service; (i) distribute a Developer Application in source code form in a manner that would disclose the source code of the Services; (j) reverse engineer, decrypt, decompile, decode, disassemble, or otherwise attempt to obtain the human readable form of the Services, to the extent such restriction is permitted by Applicable

Law; or (k) engage in any of the prohibited practices set forth at https://www.bitgo.com/bitgo-prohibited-uses-and-businesses-terms/, as may be amended by Custodian from time to time in Custodian’s sole discretion (collectively, the “Prohibited Practices”).

3.4    Security; Client Responsibilities.

(a)    Client shall maintain adequate security and control of all Client Keys and Client Security Codes. Any loss or compromise of the foregoing information or Client’s personal information may result in unauthorized access to Client’s Custodial Account by third parties and the loss or theft of Assets. Client shall keep Client’s email address and telephone number up to date in Client’s profile to receive notices, alerts, and other communications from Custodian. Custodian assumes no responsibility for any loss that Client may sustain due to compromise of Client Security Codes due to no fault of Custodian or Client’s failure to follow or act on any notices or alerts that Custodian may send to Client.

(b)    Client will ensure that all Authorized Persons are adequately trained to safely and securely access the Services, including with respect to general security principles regarding Client Keys, Client Security Codes, and Client’s personnel.

(c)    Client acknowledges that granting permission to a third party or non-permissioned user to take specific actions on Client’s behalf does not relieve Client of any of Client’s responsibilities under this Agreement and may violate the terms of this Agreement. Client is fully responsible for all activities taken on Client’s Custodial Account (including acts or omissions of any third party or non-permissioned user with access to Client’s Custodial Account). Further, Client acknowledges and agrees that Client will not hold Custodian responsible for, and will indemnify, defend and hold harmless the Custodian Indemnitees (as defined below) from and against any Losses arising out of or related to any act or omission of any party using Client’s Custodial Account (including acts or omissions of any third party or non-permissioned user with access to Client’s Custodial Account); provided that such Losses did not result from Custodian’s bad faith, gross negligence, fraud, or willful misconduct.

(d)    Custodian shall not bear any liability whatsoever for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms, or other malware that may affect Client’s computer or other equipment, or any phishing, spoofing, or other attack, unless such damage or interruption directly resulted from Custodian’s bad faith, gross negligence, fraud, or willful misconduct. Client should also be aware that SMS and email services are vulnerable to spoofing and phishing attacks, and Client should use care in reviewing messages purporting to originate from Custodian. Client should always log into Client’s Custodial Account through the UI to review any Custody Transactions or required actions if Client has any uncertainty regarding the authenticity of any communication or notice.

(e)    In the event Client believes Client’s Custodial Account information has been compromised, Client shall immediately notify Custodian by contacting Custodian at security@bitgo.com from the email address associated with Client’s Custodial Account. Client will provide Custodian with all relevant information Custodian reasonably requests to assess the security of the Assets, Custodial Accounts and wallets.

3.5    Service Providers. Client acknowledges and agrees that the Services may be provided from time to time by, through or with the assistance of Affiliates of, or vendors to, Custodian (collectively, “Service Providers”).

3.6    Independent Verification. Custodian shall, upon written request, provide Client’s authorized independent public accountant confirmation of, or access to, information sufficient to confirm (a) Client’s Digital Assets, and (b) Client’s Digital Assets are held either in a separate account under Client’s name or in accounts under Client’s name as an agent or trustee for Client’s customers. Custodian shall otherwise cooperate with reasonable requests from the Client’s authorized independent public accountant. Upon request by Client or its independent public accountant, the Custodian shall provide its most recent System and Organization Controls (SOC-1) or equivalent internal control report.

4.    TERM; TERMINATION.

4.1.    Initial Term; Renewal Term. This Agreement will commence on the Effective Date and will continue for one (1) year, unless earlier terminated in accordance with the terms of this Agreement (the “Initial Term”). After the Initial Term, this Agreement will automatically renew for successive one (1)-year periods (each, a “Renewal Term”), unless either party notifies the other party of its intention not to renew at least sixty (60) days prior to the expiration of the then-current Term or upon mutual written agreement of the parties. “Term” means the Initial Term and any Renewal Terms.

4.2.    Termination for Breach. Either party may terminate this Agreement if the other party breaches a material term of this Agreement and fails to cure such breach within thirty (30) calendar days following written notice thereof.

4.3.    Suspension, Termination, or Cancellation by Custodian.

(a)    Custodian may suspend or restrict Client’s access to the Custodial Services or deactivate, terminate, or cancel Client’s Custodial Account if:

i.    Custodian reasonably suspects Client of using Client’s Custodial Account in connection with a Prohibited Practice;

ii.    Custodian is so required by Applicable Law, including a facially valid subpoena, court order, or binding order of a government authority;

iii.    Custodian perceives a risk of legal or regulatory non-compliance associated with Client’s Custodial Account activity or the provision of the Custodial Account to Client by Custodian (including any risk perceived by Custodian in the review of any materials, documents, information, statements, or related materials provided by Client after execution of this Agreement);

iv.    A Service Provider is unable to support Client’s use;

v.    Client takes any action that Custodian deems as circumventing Custodian’s controls, including opening multiple Custodial Accounts, abusing promotions which Custodian may offer from time to time, or otherwise misrepresenting any information set forth in Client’s Custodial Account;

vi.    If applicable, Client fails to fund its Custodial Account to the “Minimum Custodial Account Balance” as indicated in the Fee Schedule within one hundred and eighty (180) days of Custodial Account opening.

(b)    If Custodian suspends or restricts Client’s access to the Services or deactivates, terminates or cancels Client’s Custodial Account for any reason, Custodian will provide Client with notice of

Custodian’s actions via email unless prohibited by Applicable Law. Custodian’s decision to take certain actions, including limiting access to, suspending, or closing Client’s Custodial Account, may be based on confidential criteria that are essential to Custodian’s compliance, risk management, or security protocols. Custodian is under no obligation to disclose the details of any of its internal risk management and security procedures to Client.

(c)    If Custodian terminates Client’s Custodial Account, this Agreement will automatically terminate on the later of (i) the effective date of such cancellation or (ii) the date on which all of Client’s Assets have been withdrawn.

4.4.     Early Termination. Client may terminate this Agreement before the end of the Term if Client: (a) provides Custodian at least thirty (30) days prior written notice of Client’s intent to exercise its termination right under this Section 4.4, (b) pays all outstanding amounts due under this Agreement through the date of termination, and (c) pays a one-time early termination fee equal to the highest monthly fees due, excluding any Onboarding Fee, for any month of Services before such notice multiplied by the number of months remaining in the Initial Term, including partial months (the “Early Termination Fee”). Such termination will not be deemed effective unless and until (i) Client removes all Assets from Custodial Accounts and Wallet Services, and (ii) Custodian receives such Early Termination Fee, which Client understands and acknowledges will not be deemed a penalty, but a figure reasonably calculated to reflect remaining payment due to Custodian in return for Client’s term commitment. Client may not cancel the Services before the expiration of the then current Term, except as specified in this Agreement.

4.5.    Effect of Termination. On termination of this Agreement, Client will: (a) withdraw all Assets associated with Client’s Custodial Accounts within ninety (90) days, unless such withdrawal is prohibited by Applicable Law (including applicable sanctions programs or a facially valid subpoena, court order, or binding order of a government authority); (b) pay all fees owed or accrued to Custodian through the date of Client’s withdrawal of funds, which may include any applicable Early Termination Fee; and (c) authorize Custodian to cancel or suspend any pending Custody Transactions as of the effective date of termination. The definitions set forth in this Agreement and [Sections 1.9, 2.12, 3.1, 3.2, 4.5, 6.1, 7 – 10] as well as any other provision that, in order to give proper effect to its intent, should survive such termination, will survive the termination of this Agreement.

5    CUSTODIAN OBLIGATIONS.

5.1    Insurance. Custodian will obtain or maintain insurance coverage in such types and amounts as are commercially reasonable for the Custodial Services provided hereunder. Client acknowledges that any insurance to protect the Digital Assets will apply to Custodial Services only (where all keys are held by Custodian) and not Wallet Services for non-custodial accounts (where one or more keys are held by Client or its designee).

5.2    Standard of Care. Subject to the terms of this Agreement, Custodian will exercise a level of skill, care and diligence in the execution of Client’s Instructions that a reasonable, competent and regulated custodial services provider would exercise under similar circumstances. Notwithstanding the foregoing, Custodian will not be responsible for any loss or damage suffered by Client as a result of Custodian performing its obligations, unless the same results from an act of bad faith, gross negligence, fraud, or willful misconduct on the part of Custodian. Custodian shall not be responsible for the title, validity, or genuineness of any of the Assets (or any evidence of title thereto) received or delivered by it pursuant to this Agreement.

5.3    Business Continuity Plan. Custodian has established a business continuity plan in accordance with industry standards that will support its ability to conduct business in the event of a significant business disruption (SBD). This plan is reviewed and updated annually, and may be updated more frequently, if deemed necessary by Custodian in its sole discretion. Should Custodian be impacted by an SBD, Custodian aims to minimize business interruption as quickly and efficiently as possible. To receive more information about Custodian’s business continuity plan, please send a written request to security@bitgo.com.

5.4    Support and Service Level Agreement. Custodian will use commercially reasonable efforts to: (a) provide reasonable technical support to Client, by email through support@bitgo.com during Custodian’s normal business hours (9:30 AM to 6 PM ET); (b) respond to support requests in a timely manner; (c) resolve such issues by providing updates or workarounds to Client (to the extent reasonably possible and practical), consistent with the severity level of the issues identified in such requests and their impact on Client’s business operations; (d) abide by the terms of the Service Level Agreement currently made available at https://www.bitgo.com/resources/bitgo-service-level-agreement (as Service Level Agreement or the URL at which it is made available may be amended from time to time; and (e) make Custodial Accounts available via the internet twenty-four (24) hours a day, seven (7) days a week.

6    CONFIDENTIALITY, PRIVACY, DATA SECURITY.

6.1    Confidentiality.

(a)    As used in this Agreement, “Confidential Information” means any non-public, confidential or proprietary information of a party or its Affiliates (“Discloser”) including information relating to Discloser’s business operations or business relationships, financial information, pricing information, business plans, customer lists, data, records, reports, trade secrets, software, formulas, inventions, techniques, and strategies. Confidential Information includes all documents and other tangible objects containing or representing Confidential Information and all copies or extracts thereof or notes derived therefrom that are in the possession or control of the party receiving Confidential Information (“Recipient”) and all of the foregoing shall be and remain the property of the Discloser.

(b)    Recipient will not disclose the Discloser’s Confidential Information to any unrelated third party without the prior written consent of the Discloser, except as provided below or to Recipient’s officers, directors, agents, employees, consultants, contractors, auditors and professional advisors who need to know the Confidential Information and who are informed of, and who agree to be or are otherwise bound by obligations of confidentiality no less restrictive than, the obligations set forth herein and has policies and procedures reasonably designed to create information barriers with respect to such party’s Representatives, Affiliates, consultants, contractors, and professional advisors. Recipient will protect such Confidential Information from unauthorized access, use, and disclosure. Recipient shall not use Discloser’s Confidential Information for any purpose other than to perform its obligations or exercise its rights under this Agreement. For the purposes of this Section 6.1, no Affiliate of Custodian shall be considered a third party and Custodian may share Client’s Confidential Information with its Affiliates in connection with the Services; provided that Custodian causes each such Affiliate to undertake the obligations in this Section 6.1.

(c)    The obligations under Section 6.1(b) shall not apply to any (i) information that is or becomes generally publicly available through no fault of Recipient, (ii) information that Recipient obtains from a third party (other than in connection with this Agreement) that, to Recipient's best knowledge, is not bound by confidentiality obligations prohibiting such disclosure; or (iii) information that is independently developed or acquired by Recipient without the use of or reference to the Discloser’s Confidential Information.

(d)    Notwithstanding the foregoing, Recipient may disclose the Confidential Information of Discloser to the extent required under Applicable Law; provided, however, Recipient shall first notify Discloser (to the extent legally permissible) and shall afford Discloser a reasonable opportunity to seek a protective order or other confidential treatment. The parties acknowledge that this Agreement shall be filed with the Client’s registration statement and that the Custodian shall be entitled to seek confidential treatment of certain provisions in accordance with this subsection (d).

(e)    Upon Discloser’s written request, Recipient shall return or destroy all Confidential Information; provided, however, Recipient may retain one copy of Confidential Information (i) if required by Applicable Law, or (ii) pursuant to a bona fide and consistently applied document retention policy; provided, further, that in either case, any Confidential Information so retained shall remain subject to the confidentiality obligations of this Agreement.

6.2    Privacy. Client acknowledges that Client has read the BitGo Privacy Notice, available at https://www.bitgo.com/privacy, which identifies how BitGo collects, uses, and discloses, on a limited basis, Client’s information.

6.3    Security. Custodian has implemented and will maintain a reasonable information security program that includes policies and procedures that are reasonably designed to safeguard Custodian’s electronic systems and Client’s Confidential Information from, among other things, unauthorized disclosure, access, or misuse, including, by Custodian and its Affiliates. In the event of a material data security incident that impacts the Client, Custodian will provide prompt notice of such data security incident.

7    REPRESENTATIONS, WARRANTIES, AND COVENANTS.

7.1    By Client. Client represents, warrants, and covenants to Custodian that:

(a)    Client complies in all material respects with all Applicable Law in each jurisdiction in which Client operates, including applicable securities and commodities laws and regulations, efforts to fight the funding of terrorism and money laundering, sanctions regimes, licensing requirements, and all related regulations and requirements.

(b)    To the extent Client receives Assets from third parties, the receipt of said Assets is based on lawful activity. Client shall have conducted and satisfied all due diligence procedures required by Applicable Law with respect to such third parties prior to placing with Custodian any Assets associated with such third party.

(c)    Client will not use any Services for any illegal activity, including illegal gambling, money laundering, fraud, blackmail, extortion, ransoming data, the financing of terrorism, other violent activities, or any prohibited market practices, including any Prohibited Practices.

(d)    Client is currently and will remain at all times in good standing with all relevant government agencies, departments, and regulatory or supervisory bodies in all relevant jurisdictions in which Client does business, and Client will immediately notify Custodian if Client ceases to be in good standing with any applicable regulatory authority;

(e)    Client will promptly provide such information as Custodian may reasonably request from time to time regarding: (i) Client’s policies, procedures, and activities which relate to the Services in any manner, as determined by Custodian in its sole and absolute discretion; and (ii) any transaction which involves the use of the Services, to the extent reasonably necessary to comply with Applicable Law, or the guidance or direction of, or request from any regulatory authority or financial institution, provided that such information may be redacted to remove confidential commercial information not relevant to the requirements of this Agreement;

(f)    Client either owns or possesses lawful authorization to transact with all Assets involved in the Custody Transactions;

(g)    There is no claim pending, or to Client’s best knowledge, threatened, and no encumbrance or other lien, in each case, that may adversely affect any delivery of Assets made in accordance with this Agreement;

(h)    It owns the Assets in Client’s Custodial Account free and clear of all liens, claims, security interests, and encumbrances (except for those acknowledged in writing by the Custodian) and it has all rights, title, Docusign Envelope ID: 66B987DD-6EF4-4980-8C3D-46D2D82247CF
and interest in and to the Assets in Client’s Custodial Account as necessary for Custodian to perform its obligations under this Agreement;

(i)    Client has the full capacity and authority to enter into and be bound by this Agreement and the person executing or otherwise accepting this Agreement for Client has full legal capacity and authorization to do so;

(j)    All information provided by Client to Custodian in the course of negotiating this Agreement and the onboarding of Client is complete, true, and accurate in all material respects, including with respect to the ownership of Client and Client’s primary address; no material information has been excluded; and no other Person has an ownership interest in Client’s Assets except for those disclosed in connection with such onboarding;

(k)    Client is not owned in part or in whole, nor controlled by any Person that is, nor is it conducting any activities on behalf of, any Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or any other Governmental Authority with jurisdiction over Custodian or its Affiliates; (ii) identified on the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; or (iii) located, organized or resident in a country or territory that is, or whose government is, the subject of U.S. economic sanctions, including the Crimean, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, or Syria.

(l)    Client will promptly provide Custodian cooperation and assistance regarding any inquiry or investigation made or conducted by the U.S. Office of the Comptroller of the Currency; and

(m)    Client will promptly notify Custodian of any material changes in (a) the jurisdiction of Client; (b) any information provided by Client for Custodian’s diligence or regulatory compliance purposes; or (c) the Persons authorized to make decisions in respect of the Account.

7.2    By Custodian. Custodian represents, warrants, and covenants to Client that:

(a)    Custodian is a national banking association and trust company duly organized and validly existing under the laws of the United States, and is chartered and supervised by the Office of the Comptroller of the Currency;

(b)    Custodian has the full capacity and authority to enter into and be bound by this Agreement and the person executing or otherwise accepting this Agreement for Custodian has full legal capacity and authorization to do so;

(c)    Custodian complies in all material respects with all Applicable Law, including applicable securities and commodities laws and regulations, licensing requirements, and all related regulations and requirements;

(d)    DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED, OR STATUTORY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, CUSTODIAN SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. CUSTODIAN DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES THAT ACCESS TO THE COMPANY SITE, ANY PART OF THE SERVICES, OR ANY OF THE MATERIALS CONTAINED IN ANY OF THE FOREGOING WILL BE CONTINUOUS, UNINTERRUPTED, OR TIMELY; BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM, OR OTHER SERVICES; OR BE SECURE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR-FREE.

7.3    Notification. Without limitation of either party’s rights or remedies, each party shall immediately notify the other party if, at any time after the Effective Date, any of the representations, warranties, or covenants made by it under this Agreement fail to be true and correct as if made at and as of such time. Such notice shall describe in reasonable detail the representation, warranty, or covenant affected, the circumstances giving rise to such failure and the steps the notifying party has taken or proposes to take to rectify such failure.

8    INDEMNIFICATION.

8.1    Indemnity. Client will defend, indemnify, and hold harmless Custodian, its Affiliates and Service Providers, and each of its or their respective Representatives, (each, a “Custodian Indemnitee”), from and against any Losses resulting from any third-party claim, demand, action or proceeding (a “Claim”) arising out of or related to Client’s (i) use of Services; (ii) breach of this Agreement, or (iii) violation of any Applicable Law in connection with its use of Services.

8.2    Indemnification Process.

(a)    Custodian will (i) provide Client with prompt notice of any indemnifiable Claim under Section 8.1 (provided that the failure to provide prompt notice shall only relieve Client of its obligation to the extent it is materially prejudiced by such failure and can demonstrate such prejudice); (ii) permit Client to assume and control the defense of such action upon Client’s written notice to Custodian of Client’s election to do so, with counsel acceptable to Custodian in its discretion; and (iii) upon Client’s written request, and at no expense to Custodian, provide to Client all available information and assistance reasonably necessary for Client to defend such Claim. Custodian shall be permitted to participate in the defense and settlement of any Claim with counsel of Custodian’s choice at Custodian’s expense (unless such retention is necessary because of Client’s failure to assume the defense of such Claim, in which event Client shall be responsible for all such fees and costs). Client will not enter into any settlement or compromise of any such Claim, which settlement or compromise would result in any liability to any Custodian Indemnitee or constitute any admission of or stipulation to any guilt, fault, or wrongdoing, without Custodian’s prior written consent.

(b)    Client acknowledges and agrees that any Losses imposed on Custodian (whether in the form of fines, penalties, or otherwise) as a result of a violation by Client of any Applicable Law, may at Custodian’s discretion, be passed on to Client and Client acknowledges and represents that Client will be responsible for payment to Custodian of all such Losses.

9    LIMITATIONS OF LIABILITY.

9.1    NO CONSEQUENTIAL DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT TO THE EXCEPTIONS PROVIDED IN SECTION 9.3 BELOW, IN NO EVENT SHALL CUSTODIAN, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, BE LIABLE FOR ANY LOST PROFITS OR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH AUTHORIZED OR UNAUTHORIZED USE OF THE COMPANY SITE OR THE SERVICES, OR THIS AGREEMENT, EVEN IF CUSTODIAN HAS BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

9.2    LIMITATION ON DIRECT DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT TO THE EXCEPTIONS PROVIDED IN SECTION 9.3 BELOW, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF CUSTODIAN, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES (INCLUDING FOR THEIR GROSS NEGLIGENCE), EXCEED THE GREATER OF (A) THE FEES PAID OR PAYABLE TO CUSTODIAN UNDER THIS AGREEMENT DURING THE THREE (3)-MONTH PERIOD IMMEDIATELY PRECEDING THE FIRST INCIDENT GIVING RISE TO SUCH LIABILITY AND (B)    FIVE MILLION DOLLARS (USD $5,000,000).

9.3    EXCEPTIONS TO EXCLUSIONS AND LIMITATIONS OF LIABILITY. THE EXCLUSIONS AND LIMITATIONS OF LIABILITY IN SECTION 9.1 AND SECTION 9.2 WILL NOT APPLY TO CUSTODIAN’S FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE. CUSTODIAN’S LIABILITY FOR GROSS NEGLIGENCE SHALL BE LIMITED TO THE MARKET VALUE OF THE AFFECTED DIGITAL ASSETS OR FIAT CURRENCY AT THE TIME THE CLAIM ARISES.

10    MISCELLANEOUS.

10.1    Notice. All notices under this Agreement shall be given in writing, in the English language, and shall be deemed given when personally delivered, when sent by email, one business day after being sent by internationally recognized overnight courier, or three (3) days after being sent by prepaid certified mail to the addresses set forth in the signature blocks below (or such other address as may be specified by party following written notice given in accordance with this Section 10.1).

10.2    Publicity. In the event Custodian would like to identify Client as a customer, Custodian may provide a written permission request to Client for a limited, revocable license; provided that no such permission shall be required to the extent that the relationship between Client and Custodian is publicly disclosed by Client and Custodian only describes the relationship in substantially similar terms as Client’s public disclosure. Custodian hereby consents to Client’s use of Custodian’s name or approved logos or promotional materials to identify Custodian as its custodial service provider as contemplated by this Agreement. Notwithstanding the foregoing, either party may revoke its consent to such publicity under this Section 10.2 at any time for any reason upon notice to the other party, and the other party will promptly cease any further use of the notifying party’s name, logos, and trademarks and remove all references and postings identifying the notifying party except to the extent such information is required by Applicable Law.

10.3    Entire Agreement. This Agreement, any schedules or attachments to this Agreement, and the BitGo Privacy Notice, and all disclosures, notices, or policies available on the Company Site that are specifically referenced in this Agreement, comprise the entire understanding and agreement between Client and Custodian regarding the Services, and supersede any and all prior discussions, agreements, and understandings of any kind (including any prior versions of this Agreement) and every nature between and among Client and Custodian with respect to the subject matter hereof.

10.4    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to sections, schedules, and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; and (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Whenever the masculine is used in this Agreement, the same shall include the feminine and whenever the feminine is used herein, the same shall include the masculine, where appropriate. Whenever the singular is used in this Agreement, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Section headings in this Agreement are for convenience only and shall not govern the meaning or interpretation of any provision of this Agreement.

10.5    No Waiver. No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement, and signed by an authorized representative of the party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion. None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement: (i) any failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement; or (ii) any act, omission, or course of dealing between the parties.

10.6    Amendments. Except as set forth in Section 1.7, any modification or addition to this Agreement must be in a writing signed by a duly authorized representative of each of the parties.

10.7    Assignment. Client may not assign any rights or licenses granted under this Agreement without the prior written consent of Custodian. Custodian may not assign any of its rights without the prior written consent of Client; except that Custodian may assign this Agreement without the prior consent of Client to any Custodian Affiliates or pursuant to a transfer of all or substantially all of Custodian’s business and assets, whether by merger, sale of assets, sale of stock, or otherwise, provided, that where permissible pursuant to applicable law, regulation and contractual confidentiality requirements applicable to Custodian, Custodian shall reasonably attempt to provide at least thirty (30) days’ prior written notice. Any attempted transfer or assignment in violation hereof shall be null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their successors, and permitted assigns.

10.8    Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable, such provision will be changed and interpreted to accomplish the objectives of the provision to the greatest extent possible under Applicable Law and the validity or enforceability of any other provision of this Agreement shall not be affected.

10.9    DISPUTE RESOLUTION. THE PARTIES AGREE THAT ALL CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE USE OF THE SERVICES (“DISPUTES”), WHETHER ARISING PRIOR TO, ON, OR SUBSEQUENT TO THE EFFECTIVE DATE, SHALL BE ARBITRATED AS FOLLOWS: The parties irrevocably agree to submit all Disputes between them to binding arbitration conducted under the Commercial Dispute Resolution Procedures of the American Arbitration Association (the “AAA”), including the Optional Procedures for Large Complex Commercial Disputes, if applicable. The place and location of the arbitration shall be in New York City, New York. All arbitration proceedings shall be closed to the public and confidential, and all related records shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. The arbitration shall be conducted before a single arbitrator selected jointly by the parties. The arbitrator shall be a retired judge with experience in custodial and trust matters under New York law, unless otherwise agreed by the parties. If the parties are unable to agree upon an arbitrator, then the AAA shall choose the arbitrator. The language to be used in the arbitral proceedings shall be English. The arbitrator shall be bound to the strict interpretation and observation of the terms of this Agreement and shall be specifically empowered to grant injunctions or specific performance and to allocate between the parties the costs of arbitration, as well as reasonable attorneys’ fees and costs, in such equitable manner as the arbitrator may determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute, or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrator hereunder or pending the arbitrator’s determination of any dispute, controversy, or claim hereunder.

10.10    Governing Law. The laws of the State of New York, without regard to principles of conflict of laws, will govern this Agreement and any claim or dispute that has arisen or may arise between Client and Custodian, except to the extent governed by federal law of the United States of America.

10.11    Force Majeure. No party shall be liable for delays, suspension of operations, whether temporary or permanent, failure in performance, or interruption of service which result directly or indirectly from any cause or condition beyond the reasonable control of such party, including any delay or failure due to any act of God, natural disasters, epidemic, pandemic, act of civil or military authorities, act of terrorists, including cyber-related terrorist acts, hacking, government restrictions, exchange or market rulings, civil disturbance, war, strike or other labor dispute, fire, interruption in telecommunications or Internet services or network provider services, failure of equipment or software, other catastrophe, or any other occurrence which is beyond the reasonable control of such party. Each party will use commercially reasonable efforts to minimize the effect of any such force majeure events.

10.12    Relationship of the Parties. Nothing in this Agreement shall be deemed or is intended to be deemed, nor shall it cause, Client and Custodian to be treated as partners, joint venturers, or otherwise as joint associates for profit, or either Client or Custodian to be treated as the agent of the other.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, this Agreement is executed by the parties as of the Effective Date.

BITGO BANK & TRUST, NATIONAL ASSOCIATION		LISTED FUNDS TRUST on behalf of the CLIENTS identified on SCHEDULE B

By:	/s/ Jody Mettler	By:	/s/ Kacie Gronstal Briody

Name:	Jody Mettler	Name:	Kacie Gronstal Briody

Title:	President	Title:	President

Date:	22 April 2026 2:58 PM PDT	Date:	22 April 2026 12:40 PM PDT

SCHEDULE A

FEES AND ADDITIONAL TERMS

This Fee Schedule forms part of the Custodial Services Agreement by and between Client and Custodian (the “Agreement”) and is effective as of the Effective Date. The parties hereto agree that the fees associated with applicable Services shall be as set forth below. All fees are exclusive of all applicable taxes imposed by the appropriate taxing authority. All capitalized terms not defined in this Fee Schedule shall have the meaning ascribed to them in the body of the Agreement.

I.     Minimum Custodial Account Balance. At all times during the Term of the Agreement, Client is required to maintain a balance equivalent to $100 (USD) in each of its Custodial Accounts.

II.     Fees. The fees1 associated with Services for Client are as follows:

1. Onboarding Fee. The Client implementation fee set forth below is a one-time flat fee assessed to cover onboarding and implementation costs (the “Onboarding Fee”).

The Onboarding Fee will be $_____0______.

2. Monthly Minimum Fee. Aggregate monthly fees (Digital Asset Storage Fees + Transaction Fees + Settlement Fees) are subject to a minimum charge of $ ______0______ (“Monthly Minimum Fee”) per month.

3. Initial Payment. Following the Effective Date and upon Client’s receipt of Custodian’s invoice, Client shall make an up-front non-refundable payment to Custodian of an amount equal to the Onboarding Fee plus one Monthly Minimum Fee. The Initial Payment is non-refundable, and the Monthly Minimum Fee component thereof shall be applied only towards the first month of Service Fees owed by Client under the Agreement.

4. Digital Asset Storage Fee. The “Digital Asset Storage Fee” is calculated at the end of each calendar month based on the aggregate USD market value of average holdings held by Client in (i) Custodial Accounts and (ii) wallets provided as Wallet Services. The Digital Asset Storage Fee is a tiered fee, as applicable, as defined in the table below. Tiers are cumulative. Digital Asset Storage Fees are billed monthly and calculated either:

☐ on a per asset type basis
✓ on an aggregated basis

1 For the purpose of calculating fees, please consult: https://www.bitgo.com/resources/price-feeds for current information on how Custodian computes USD value of digital currencies.

Digital Asset Storage Fee:
Digital Assets Stored ($ USD)	Basis Points (bps)
$0 - $750mm	0.4166
$750mm - $1.5 Bill	0.375
$1.5 Bill	0.3333

5. Transaction Fees. The “Transaction Fees” are tiered, as applicable, as defined in the table below. Transaction Fees are cumulative and as defined in the table below, based on the aggregate USD market value of the transaction volume (i.e., all outgoing transactions from Custodial Accounts and Wallet Services) during that month. Transaction Fees are exclusive of any network fees charged by the underlying blockchain, and these network fees shall be collected from Client.

Transaction Fee[2]:
Transaction Volume ($ USD)	Basis Points (bps)
ALL	0

III. Expanded Definition of Services. Under this fee structure, Client may be provided access to additional services provided by Custodian or its Affiliates. As such, the definition of “Services” as used in the Agreement shall be modified to mean Custodial Services, Wallet Services and the additional services set forth below. Each additional service is subject to additional terms and conditions set forth in the applicable hyperlink.

________________________________
2 Transaction Fees are calculated on outgoing transactions only. For clarity, transfers by Client to Non-custodial wallets offered under the Agreement will not be assessed Transaction Fees. Transaction Fees are also exclusive of any network fees charged by the underlying blockchain.

1.    WalletConnect. The Wallet Services may integrate with WalletConnect’s APIs and services. WalletConnect is a non-BitGo application that enables Client to connect with third-party applications and decentralized applications (collectively, “dApps”). While the Wallet Services may facilitate such connections, WalletConnect and any dApps accessed through it are not owned, operated, controlled, reviewed, or endorsed by BitGo, Inc. or its Affiliates. Transactions authorized through WalletConnect may be irreversible. Client should connect only to trusted third-party applications and wallets. BitGo, Inc. disclaims all liability for any losses or damages arising from Client’s use of WalletConnect or any dApps or wallets accessed through it. Use of WalletConnect is governed by the WalletConnect Foundation’s Terms of Use (located at https://walletconnect.network/terms).

✓ Not Applicable
☐ Applicable, Monthly fee: ________

2.    NFT Custody. NFT Custody is governed by https://www.bitgo.com/legal/nft-service-terms.

✓ Not Applicable
☐ Applicable, The Digital Asset Storage Fee covers up to [____________] NFTs in all products, in aggregate. Overage fee: _____

3.    Staking Services. Staking (where available) are governed by https://www.bitgo.com/legal/staking-and-delegation-services-terms.

4.    API Endpoint. Client may order a dedicated API endpoint

✓ Not Applicable
☐ Applicable, Monthly fee: $500 per month

IV. Payment Terms. Client shall pay such fees and expenses to Custodian within thirty (30) days after the date of Custodian’s invoice. Invoices may be provided by electronic delivery. Payments shall be made to Custodian in U.S. Dollars, Bitcoin, USDC, USDT, or USD1. If any invoice is disputed in good faith, Client shall pay all undisputed amounts and the disputed amount will be due and payable within thirty (30) days after any such dispute has been resolved either by agreement of the parties or in accordance with dispute resolution procedures in the Agreement. All late payments and any disputed payments made after the resolution of such dispute shall bear interest accruing from the original payment due date (or the date the disputed payment was resolved) through the date that such amounts are paid at the lower interest rate of (A) 1.0% per month and (B) the highest interest rate allowed by Applicable Law. Notwithstanding the foregoing, failure to pay undisputed fees and expenses by Client shall constitute a material breach of the Agreement. Client agrees that, upon prior written notice to the Client, Custodian shall have the right and authority, in its discretion, to liquidate any and all Digital Assets in a Series’ accounts to cover any unpaid fees and expenses related to that Series.

If a correct taxpayer number is not provided to Custodian, Client understands and agrees that Client may be subject to backup withholding tax at the appropriate rate on any interest and gross proceeds paid to the account for the benefit of Client. Backup withholding taxes are sent to the appropriate taxing authority and cannot be refunded by Custodian.

SCHEDULE B

SERIES

This Schedule B sets forth the Series of Client subject to, and forms part of, the Custodial Services Agreement by and between Client and Custodian (the “Agreement”) and is effective as of the Effective Date. The parties hereto may amend this Schedule B to add or remove Series from time to time as appropriate and mutually agreed upon by the parties. All capitalized terms not defined in this Schedule B shall have the meaning ascribed to them in the body of the Agreement.

21Shares Canton Network ETF

21Shares Active Crypto ETF

Exhibit A
Form of Account Statement

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE

From time to time, BitGo (we, us or Company) may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through the DocuSign system. Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to this Electronic Record and Signature Disclosure (ERSD), please confirm your agreement by selecting the check-box next to ‘I agree to use electronic records and signatures’ before clicking ‘CONTINUE’ within the DocuSign system.

Getting paper copies

At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. You will have the ability to download and print documents we send to you through the DocuSign system during and immediately after the signing session and, if you elect to create a DocuSign account, you may access the documents for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a $0.00 per-page fee. You may request delivery of such paper copies from us by following the procedure described below.

Withdrawing your consent

If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below.

Consequences of changing your mind

If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. Further, you will no longer be able to use the DocuSign system to receive required notices and consents electronically from us or to sign electronically documents from us.

All notices and disclosures will be sent to you electronically

Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through the DocuSign system all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given
us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us.

How to contact BitGo:

You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows:
To contact us by email send messages to: legal@bitgo.com

To advise BitGo of your new email address

To let us know of a change in your email address where we should send notices and disclosures electronically to you, you must send an email message to us at sharon@bitgo.com and in the body of such request you must state: your previous email address, your new email address. We do not require any other information from you to change your email address.

If you created a DocuSign account, you may update it with your new email address through your account preferences.

To request paper copies from BitGo

To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an email to legal@bitgo.com and in the body of such request you must state your email address, full name, mailing address, and telephone number. We will bill you for any fees at that time, if any.

To withdraw your consent with BitGo

To inform us that you no longer wish to receive future notices and disclosures in electronic format you may:

i. decline to sign a document from within your signing session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may;

ii. send us an email to legal@bitgo.com and in the body of such request you must state your email, full name, mailing address, and telephone number. We do not need any other information from you to withdraw consent.. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process..

Required hardware and software

The minimum system requirements for using the DocuSign system may change over time. The current system requirements are found here: https://support.docusign.com/guides/signer-guidesigning-
system-requirements.

Acknowledging your access and consent to receive and sign documents electronically

To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please confirm that you have read this ERSD, and (i) that you are able to print on paper or electronically save this ERSD for your future reference and access; or (ii) that you are able to email this ERSD to an email address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format as described herein, then select the check-box next to ‘I agree to use electronic records and signatures’ before clicking ‘CONTINUE’ within the DocuSign system.

By selecting the check-box next to ‘I agree to use electronic records and signatures’, you confirm that:

•You can access and read this Electronic Record and Signature Disclosure; and
•You can print on paper this Electronic Record and Signature Disclosure, or save or send this Electronic Record and Disclosure to a location where you can print it, for future reference and access; and
•Until or unless you notify BitGo as described above, you consent to receive exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you by BitGo during the course of your relationship with BitGo.